Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS THIRD QUARTER 2004

FINANCIAL RESULTS

MCLEAN, VA.—(BUSINESS WIRE)—November 1, 2004—PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), an integrated communications services provider, today announced its results for the quarter ended September 30, 2004.

Key Quarterly Performance Highlights:

•	$334 Million Net Revenue, Up 1% Sequentially

•	$6 Million Income from Operations

•	$29 Million Adjusted EBITDA

•	$18 Million Cash Provided by Operating Activities

•	$9 Million Free Cash Flow

•	$21 Million in Debt Reduction

PRIMUS reported third quarter 2004 net revenue of $334 million, up 2% from $328 million in the third quarter of 2003, and up 1% sequentially from $332 million in the second quarter 2004. The Company reported net income for the quarter of $16 million (including $10 million in net gains from foreign currency transactions and a $3 million gain on early extinguishment of debt) compared to net income of $6 million (including a $1 million loss on early extinguishment of debt) in the third quarter 2003. As a result, the Company reported basic and diluted income per common share of $0.18 and $0.16, respectively, for the third quarter 2004, compared to basic and diluted income per common share of $0.09 and $0.06, respectively, in the year-ago quarter.

As expected, the Company’s operating results in the third quarter 2004 reflect the continuing negative impact of increased competition from pricing and product bundling affecting core services in virtually all of its markets. The results also reflect the anticipated increase in expenditures to support PRIMUS’s vigorous competitive response through the rapid deployment and introduction of an array of new cellular, broadband and local service initiatives. “The competitive challenges to our core long distance voice and dial-up Internet businesses remained intense throughout the quarter, and we are expecting that pressure to persist,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “However, we have taken assertive action designed to protect current revenue levels in the short term, and provide a foundation for renewed revenue growth in the longer term. In that regard, we are encouraged by our success in stabilizing revenue in the current period. We set an aggressive target at the beginning of the quarter, and we were able to achieve it. We are targeting similar revenue success in the fourth quarter.”

Although PRIMUS’s new initiatives are still in the early stages of active deployment, the following indications to date are encouraging:

•	in Canada, a new local offering launched in June, has already generated over 10,000 lines in service, with over 90% also adding the bundled long distance offering resulting in ARPU’s (Average Revenue Per User) significantly more than that of stand-alone long distance customers;

•	in Australia, an innovative “Primus One” unlimited local offering bundled with long distance and either broadband or dial-up services has attracted over 35,000 customers to date at an ARPU significantly greater than that of stand-alone long distance customers;

•	on the broadband front, in Australia, the Company now has over 30,000 DSL customers, representing approximately 3% of a rapidly expanding market;

•	retail VOIP services, led by the well-recognized Lingo brand, have grown to over 25,000 customers, and within the last few weeks Lingo announced innovative unlimited VOIP calling plans to Asia and a distribution agreement with D-Link R, a leading equipment manufacturer; and

•	by the end of the current quarter, Primus expects to have launched cellular services in virtually all of the major countries it serves. These services will be primarily targeted at customers who wish to make international calls using their mobile phones.

“In sum, by year-end 2004, PRIMUS expects to have accomplished one of its critical near term objectives—the development and launch of new products to accelerate its transformation from a long distance voice and dial-up ISP carrier into an integrated wireline, cellular and broadband services provider. These are the products that we will rely on to ensure our future growth and profitability. Our current challenge is to grow revenue from them at a rate which more than compensates for the current erosion of revenue and margin from our core long distance and dial-up ISP businesses,” Singh stated. “Achieving that goal, particularly in the short term, will require us to continue to make incremental investments in marketing and advertising to protect our current revenue levels, while we ramp up our array of new product initiatives as rapidly as possible.”

Third Quarter 2004 Financial Results

Net revenue for the third quarter 2004 was $334 million, up 2% from $328 million in the third quarter 2003, and up 1% sequentially from $332 million in the prior quarter. “The sequential quarterly revenue increase was primarily a result of stronger foreign currencies,” stated Neil L. Hazard, Chief Operating Officer and Chief Financial Officer. “On a constant currency basis, net revenue was stable in the third quarter 2004, relative to the second quarter 2004.”

Net revenue from data/Internet and VOIP services was up 27% from the year-ago quarter to a record high of $63 million (a new high of 19% of total net revenue), and up 3% sequentially from the second quarter of 2004. Net revenues from cellular handsets and services was $6 million in the third quarter 2004, representing 2% of total net revenues and up sequentially from $5 million in the second quarter 2004. On a geographic basis, net revenue remained balanced with 36% coming from North America, 34% from Europe and 30% from Asia-Pacific. The mix of net revenue by customer type remained consistent from the second quarter at 81% retail (56% residential and 25% business) and 19% carrier.

Selling, general and administrative (SG&A) expenses for the quarter were $100 million (30.0% of net revenue), as compared to $87 million (26.6% of net revenue) for the third quarter of 2003 and $95 million (28.8% of net revenue) in the prior quarter. The sequential and year-over-year increase in SG&A expenses are due primarily to the previously announced incremental spending on the Company’s new product initiatives, increased marketing expenditures associated with defense of the Company’s core businesses and increased spending for Sarbanes-Oxley (“SOX”) readiness efforts.

Income from operations was $6 million in the third quarter of 2004, versus $24 million in the year-ago quarter, and $12 million (including a $2 million loss on sale of fixed assets) in the prior quarter. The decline year-over-year and sequentially is the result of higher cost of sales as a percentage of net revenue due to shifts in product mix and price competition and to higher SG&A expenses.

Adjusted EBITDA, as calculated in the attached schedules, was $29 million for the third quarter of 2004, a decline of $16 million from the third quarter of 2003 and a decline of $8 million sequentially. The $8 million sequential decline in Adjusted EBITDA reflects $4 million of increased SG&A spending to support the Company’s new initiatives, $3 million as the result of higher cost of sales as a percentage of net revenue due to continued pricing pressure and a shift in product mix, and $1 million of higher professional fees primarily for SOX efforts. “In the fourth quarter 2004, depending upon the level of incremental advertising spending on the new products and the effectiveness of the campaigns, our adjusted EBITDA goal is in the range of $25 million to $30 million,” stated Mr. Hazard.

Interest expense for the third quarter 2004 was $11 million, down from $12 million in the prior quarter as a result of the reduction of the Company’s outstanding debt.

Interest and other income for the quarter was $10 million which includes a non-cash item of $9 million related to a previously accrued tax obligation which was reversed as a result of a favorable ruling by a taxing authority.

Net income for the quarter was $16 million (including $10 million in net gains from foreign currency transactions and a $3 million gain on early extinguishment of debt) compared to net income of $6 million (including a $1 million loss on early extinguishment of debt) in the third quarter of 2003, and a net loss of ($15) million (including $15 million in losses from foreign currency transactions and a $2 million loss on sale of fixed assets) in the prior quarter.

Adjusted Net Income, as calculated in the attached schedules, for the third quarter 2004 was $4 million, as compared to $7 million for the third quarter 2003, and $1 million in the prior quarter.

Basic and diluted income per common share were $0.18 and $0.16, respectively, for the third quarter 2004, compared to basic and diluted income per common share of $0.09 and $0.06 for the third quarter of 2003, and basic and diluted loss per common share of ($0.17) in the second quarter of 2004. Basic and diluted weighted average common shares outstanding for the third quarter 2004 were 90 million and 106 million, respectively.

Adjusted Diluted Income Per Common Share, as calculated in the attached schedules, was $0.04 for the third quarter 2004, compared to Adjusted Diluted Income Per Common Share of $0.07 in the year-ago quarter, and Adjusted Diluted Income Per Common Share of $0.01 for the second quarter of 2004.

Liquidity and Capital Resources

PRIMUS ended the third quarter of 2004 with a cash balance of $69 million, including $17 million of restricted funds. During the quarter the Company generated $18 million in cash from operating activities. Capital expenditures for the quarter were $9 million and free cash flow, as calculated in the attached schedules, was $9 million.

During the third quarter of 2004 the Company repurchased $8 million principal amount of its 12.75% senior notes and $4 million principal amount of its 5.75% convertible subordinated debentures. Additionally, the Company settled a $6 million debt obligation for a $5 million cash payment. In April, the Company’s Canadian subsidiary established a $42 million Canadian dollar term loan facility with an interest rate of 7.75%, which is currently not drawn upon. In October 2004 the maturity of this facility was extended for one year to April 2007.

PRIMUS’s long-term debt obligations as of September 30, 2004 were $561 million, a reduction of $21 million from the prior quarter. The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital, including investment in the Company’s network and systems, lines of business and new products, potential acquisitions, purchasing, refinancing, exchanging or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by its existing covenants.

* * *

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast to discuss third quarter 2004 results today, November 1, 2004, at 5:00 PM Eastern. Participants should dial 866-814-1913 (domestic) or 703-639-1357 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

* * *

Primus Telecommuncations Group, Incorporated (Nasdaq: PRTL) is an integrated communications services provider offering bundled voice, data, Internet, DSL, VOIP, cellular, Web hosting, enhanced VPN applications and other value added services. PRIMUS operates an extensive global backbone network of owned and leased transmission facilities, including VOIP connections to over 150 countries and over 550 points-of-presence (POPs) throughout the world, ownership interests in 23 undersea fiber optic cable systems, 18 international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. PRIMUS also has deployed a global broadband fiber optic ATM+IP network and operates data centers to offer customers Internet, data, hosting and e-commerce services. Founded in 1994 and based in McLean, Virginia, PRIMUS serves corporate, small- and medium-sized businesses, residential and data, ISP and telecommunications carrier customers primarily located in the North America, Europe and Asia-Pacific regions of the world. News and information are available at PRIMUS’s Web site at www.primustel.com.

* * *

Statements in this press release concerning the future revenue, income from operations, net income and basic and diluted income per common share, quarterly interest expense, VOIP, cellular and wireline growth prospects, financing plans, income tax expense, cash flow, the effectiveness and profitability of planned future service offerings, selling, general and administrative expense, capital expenditures, working capital, changes in competitive circumstances and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; future growth, including future growth related to new product initiatives; competitive market strategies including product bundling by competitors; accelerating new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, cellular and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in retaining customers; difficulty in providing VOIP services or new local, cellular or broadband initiatives; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; risks associated with our limited DSL, Internet, VOIP, cellular and Web hosting experience and expertise; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, cellular and broadband services; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters, including recent securities class action claims; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K, as amended, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on November 1, 2004, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
NET REVENUE	$334,324	$328,265	$1,013,962	$948,948

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	204,781	195,804	613,473	582,190
Selling, general and administrative	100,438	87,280	290,162	254,146
Depreciation and amortization	22,730	21,160	69,377	62,713
Loss on sale of fixed assets	23	—	1,896	804
Asset impairment write-down	—	—	—	537

Total operating expenses	327,972	304,244	974,908	900,390

INCOME FROM OPERATIONS	6,352	24,021	39,054	48,558

INTEREST EXPENSE	(11,206)	(16,692)	(37,864)	(46,691)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	2,914	(1,382)	(10,982)	13,252
INTEREST AND OTHER INCOME	9,864	185	11,152	385
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	9,694	431	(6,103)	25,249

INCOME (LOSS) BEFORE INCOME TAXES	17,618	6,563	(4,743)	40,753
INCOME TAX EXPENSE	(1,465)	(728)	(4,045)	(3,681)

NET INCOME (LOSS)	16,153	5,835	(8,788)	37,072
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—	—	(1,678)

INCOME (LOSS) ATTRIB. TO COMMON STOCKHOLDERS	$16,153	$5,835	$(8,788)	$35,394

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.18	$0.09	$(0.10)	$0.54

Diluted	$0.16	$0.06	$(0.10)	$0.41

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	89,837	65,398	89,408	65,214

Diluted	105,539	91,763	89,408	90,026

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED FINANCIAL DATA

(in thousands)

(unaudited)

Balance Sheet Data

September 30, 2004
Cash and cash equivalents	$52,941
Accounts receivable, net	182,430
Other current assets	42,756

TOTAL CURRENT ASSETS	278,127

Restricted cash	16,552
Property and equipment, net	313,333
Intangible assets, net	108,904
Other assets	18,234

TOTAL ASSETS	$735,150

Accounts payable	$117,661
Accrued interconnection costs	77,522
Accrued expenses and other current liabilities	64,370
Accrued income taxes	16,310
Accrued interest	9,876
Current portion of long-term obligations	15,384

TOTAL CURRENT LIABILITIES	301,123

Non-current portion of long-term obligations	545,531
Other liabilities	1,437

TOTAL LIABILITIES	848,091

Stockholders’ deficit	(112,941)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$735,150

Operational Data

(Three Months Ended September 30, 2004)

Region	Net Revenue	Minutes of Use
		International	Domestic	Total
North America	$120,234	544,407	776,113	1,320,520
Europe	115,312	679,338	183,599	862,937
Asia-Pacific	98,778	40,596	207,545	248,141

Total	$334,324	1,264,341	1,167,257	2,431,598

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003
NET INCOME (LOSS)	$16,153	$(14,886)	$5,835
Add:
Interest expense	11,206	11,579	16,692
Income tax expense	1,465	1,651	728
Depreciation and amortization	22,730	23,140	21,160
Loss on sale of fixed assets	23	1,873	—
(Gain) loss on early extinguishment of debt	(2,914)	(297)	1,382
Foreign currency transaction (gain) loss	(9,694)	14,665	(431)
Less:
Interest and other income	(9,864)	(552)	(185)

ADJUSTED EBITDA	$29,105	$37,173	$45,181

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED INCOME (LOSS) PER COMMON SHARE TO

ADJUSTED DILUTED INCOME PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003
NET INCOME (LOSS)	$16,153	$(14,886)	$5,835
Add:
Loss on sale of fixed assets	23	1,873	—
(Gain) loss on early extinguishment of debt	(2,914)	(297)	1,382
Foreign currency transaction (gain) loss	(9,694)	14,665	(431)

ADJUSTED NET INCOME	$3,568	$1,355	$6,786

BASIC WEIGHTED AVG. COMMON SHARES OUTSTANDING	89,837	89,611	65,398
In-the-money options exercisable under stock option comp. plans	1,544	3,586	3,748
Series C convertible preferred stock	—	—	22,617

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	91,381	93,197	91,763

ADJUSTED DILUTED INCOME PER COMMON SHARE	$0.04	$0.01	$0.07

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$17,713	$20,248	$10,384
Net cash used in purchase of property and equipment	(8,802)	(7,681)	(4,695)

FREE CASH FLOW	$8,911	$12,567	$5,689